PROSPECTUS and                  PRICING SUPPLEMENT NO. 8
PROSPECTUS SUPPLEMENT, each     effective at 12:00 PM ET
Dated 9 October 2003            Dated 02 March 2005
CUSIP: 24422EPN3                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $2,920,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $300,000,000

Issue Price:                      99.84% plus accrued
                                  interest from March 7, 2005
                                  if settlement occurs after
                                  that date

Date of Issue:                    March 7, 2005

Maturity Date:                    March 7, 2007

Interest Payment Dates:           March 7 and September 7 of
                                  each year commencing on
                                  September 7, 2005 and ending
                                  at Maturity
Interest Rate:                    3.875% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Banc of America   $112,500,000
                                  Securities LLC
                                 Merrill Lynch, Pierce, Fenner
                                  & Smith Incorporated
                                                   $112,500,000
                                 Barclays Capital   $18,750,000
                                  Inc.
                                 BNP Paribas        $18,750,000
                                  Securities Corp.
                                 HSBC Securities    $18,750,000
                                  (USA) Inc
                                 Wells Fargo
                                  Securities, LLC   $18,750,000

                                  Total            $300,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.59%


Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc
Wells Fargo Securities, LLC

Banc of America Securities LLC and
Merrill Lynch Pierce, Fenner & Smith Incorporated are acting as Joint Book-Running Managers.